Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 22, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Gulfport Energy Corporation on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-206564, effective August 25, 2015; File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001), on Forms S-3ASR (File No. 333-215078, automatically effective December 14, 2016, and File No. 333-217362, automatically effective April 18, 2017) and on Form S-4 (File No. 333-222592, effective February 12, 2018).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 22, 2018